AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2001

                           REGISTRATION NO. 333-48701

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM SB-2
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                           CHINAB2BSOURCING.COM, INC.
                   FORMERLY INTERNATIONAL SMART SOURCING, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          Delaware                   3089                        11-3423157
(State or other jurisdiction (Primary Standard Industrial     (I.R.S. Employer
of incorporation or           Classification Code Number)    Identification NO.)
organization)
                           CHINAB2BSOURCING.COM, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
                                 (631) 293-4650
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                    ANDREW FRANZONE, CHIEF EXECUTIVE OFFICER
                           CHINAB2BSOURCING.COM, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                 ---------------
                                   COPIES TO:
                            CARL SELDIN KOERNER, ESQ.
                        KOERNER SILBERBERG & WEINER, LLP
                               112 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                            TELEPHONE: (212) 689-4400
                            FACSIMILE: (212) 689-3077

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following BOX. |_|
                                ---------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION DATED June 14, 2001

                                   PROSPECTUS

                           ChinaB2Bsourcing.com, Inc.

                        1,427,400 SHARES OF COMMON STOCK

Under a registration statement that the Securities Exchange Commission ("SEC") declared effective on April 23, 1999 we sold 1,437,500 Redeemable Common Stock Purchase Warrants (the "Warrants"). Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment under certain circumstances, for a five-year period commencing April 23, 2000 and ending April 23, 2005. The Warrants are redeemable by the Company at any time, commencing April 23, 2000, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market ("Nasdaq SmallCap") or the Boston Stock Exchange ("BSE"), if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange, for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the day on which the Company gives notice equals or exceeds 150% of the then current Warrant exercise price, subject to the right of the holder to exercise such Warrants prior to redemption. See "Description of Securities."

As of the date of this  Prospectus,  1,427,400  Warrants  are  outstanding,  not including 125,000 Underwriter's Warrants held by certain underwriters ("Underwriter's Warrants") (See "Description of Securities -- Underwriter's Warrants"). The Underwriter's Warrants entitle the holders to purchase up to 125,000 Shares of Common Stock at a price of $7.20 per share and/or up to 125,000 Warrants at a price of $0.16 per Warrant. The Warrant underlying the Underwriter's Warrant entitles the holders to purchase up to 125,000 Shares of Common Stock at a price of $7.20 per share. Our Common Stock and Warrants are listed on the Nasdaq SmallCap under the symbols "ISMT" and "ISMTW", respectively. See "Description of Securities."

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                            ------------------------
THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD ONLY RELY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                             UNDERWRITING
                              PRICE TO        DISCOUNTS &     PROCEEDS TO
                               PUBLIC        COMMISSIONS        COMPANY
                   -------------------- -------------------- -------------------
Per Share (1)..............    $  5.00          -0-            $   5.00
Per Share (2)..............    $  7.20          -0-            $   7.20
Per Warrant (3)                $  0.16         - 0 -           $   0.16
Per Share (4)                  $  7.20         - 0 -           $   7.20
Total (5)...............    $8,957,000          -0-          $8,957,000

(1) Price per share and proceeds to Company relate to 1,427,400 Warrants that are not Underwriter's Warrants.

(2) Price per share and proceeds to Company relate to 125,000 shares issuable upon exercise of the Underwriter's Warrants.

(3) Price per Warrant and proceeds to Company relate to 125,000 Warrants underlying the Underwriter's Warrants.

(4) Price per share and proceeds to Company relate to 125,000 shares issuable upon exercise of the Warrants underlying the Underwriter's Warrants.

(5) This is the amount the Company will receive if all of the Warrants and Underwriter's Warrants are exercised before deducting expenses of the offering, estimated at $391,350, which include legal, accounting, Warrant solicitation fee, registration fees and miscellaneous expenses.

                                TABLE OF CONTENTS

                                                                            PAGE
WHERE YOU CAN FIND MORE INFORMATION                                            4
PROSPECTUS SUMMARY                                                             5
RISKS AND UNCERTAINTIES                                                        7
USE OF PROCEEDS                                                               16
DILUTION                                                                      16
DESCRIPTION OF SECURITIES                                                     17
SHARES ELIGIBLE FOR FUTURE SALE                                               21
PLAN OF DISTRIBUTION                                                          22
LEGAL MATTERS                                                                 22
EXPERTS                                                                       22

                  THE DATE OF THIS PROSPECTUS IS June 14, 2001
                       CHINAB2BSOURCING.COM, INC.
   ---------------------------------------------------------------------------

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

   1. Our Annual Report on Form 10-KSB for the year ended December 29, 2000, (file no. 0014753);

   2. The Quarterly Report on Form 10-QSB for the quarter ended March 30, 2001; and

   3. The reports and other documents that we file after the date of this prospectus which shall update and supersede the information in this prospectus.


     This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to us by writing or telephoning us at:

                           CHINAB2BSOURCING.COM, INC.
                              320 BROAD HOLLOW ROAD
                           FARMINGDALE, NEW YORK 11735
                             ATTENTION: ARTHUR MYERS
                                 (631) 293-4650

CALIFORNIA RESIDENTS:

(1) This offering was approved by the State of California on the basis of a limited offering qualification where offers and sales can only be made to proposed investors based on their meeting certain suitability standards as described below and we do not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rules 260.140 et seq.

(2) The exemptions provided by Section 25104(h) of the Corporate Securities Law of 1968, as amended, will be withheld but there may be other exemptions available.

(3) Our securities will be sold to California residents pursuant to a limited offering qualification under a suitability standard of a liquid net worth of not less than $250,000 (a net worth exclusive of home, home furnishings and automobiles) plus a gross annual income of $65,000 or a liquid net worth of $500,000; OR a net worth (inclusive) of $1,000,000 or a gross annual income of $200,000.

References to the "Company", "Us", and "We" include ChinaB2Bsourcing.com, Inc., a Delaware corporation, and our wholly owned subsidiaries as of the reorganization defined below, Electronic Hardware Corp., a New York corporation ("EHC"), International Plastic Technologies, Inc, a Delaware corporation ("IPT") and Compact Disc Packaging Corp., a Delaware corporation ("CDP"), unless otherwise indicated
                                   THE COMPANY

ChinaB2Bsourcing.com, Inc. (formerly International Smart Sourcing, Inc.) was organized as a holding company for its three wholly-owned subsidiaries International Plastic Technologies, Inc. (IPT) which does business as International Smart Sourcing and ChinaB2Bsourcing, Electronic Hardware Corp.
(EHC) and Compact Disc Packaging Corp. (CDP) (collectively, the "Company").

IPT specializes in assisting small to mid-size companies to reduce their cost of manufacturing by out sourcing work to China. Through its offices in the United States and China, IPT has put in place the infrastructure necessary to simplify the transition of moving work to China. The Company's product specialization includes tooling, injection molding and secondary operations, castings, mechanical assemblies, electromechanical assemblies and metal stampings.

Electronic Hardware Corporation, the Company's principal subsidiary, has over 29 years of experience in the design, marketing and manufacture of injection molded plastic components used in industrial, consumer, and military products. The Company offers secondary operations on its molded products. Services such as hand painting, pad printing, hot stamping and engraving are provided at a customer's request. These marking systems can be used on most materials and varying contours.

The Company was originally formed in 1970 as EHC, a New York corporation, and was reorganized as of December 24, 1998 as a Delaware holding company for its two wholly owned subsidiaries, EHC and CDP. On May 7, 1999,IPT, a Delaware Corporation was formed. On June 15, 2000, the Company changed its name from International Smart Sourcing, Inc. to ChinaB2Bsourcing.com, Inc.

We maintain our principal executive offices at 320 Broad Hollow Road, Farmingdale, New York 11735. Our telephone number is (516) 293-0750 and our Internet address is http://www.chinab2bsourcing.com.

YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND
STATEMENTS WITH NOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

PRODUCTS

          Outsourcing

The Company's outsourcing operations produce products directly for the clients of the Company. All products are special order and are not produced for the Company's own inventory.

         Control Knobs and Assemblies

     We, through our wholly owned subsidiary EHC, manufacture a full line of instrument control knobs, handles, value-added custom molding, dials and similar devices for consumer, industrial and military electronics equipment. EHC's knobs are used for precise setting of switches, on/off switches, volume controls and critical setting of instrumentation switches. EHC manufactures a standard line of knobs and knobs based on customers' exacting specifications. Customers of EHC order the knobs by specifying particular descriptions and features, including the shaft diameter, outer diameter, overall size, height, color, illumination, dials and markings, such as lines, dots or numbers.

         The Pull Pack (Trademark)

     In March 1998, we, through CDP, a wholly-owned subsidiary, entered into a five-year exclusive worldwide licensing agreement to manufacture, market, sell and sub-license the Pull Pack (Trademark), a proprietary Disc packaging system. The Pull Pack (Trademark) is a redesigned "Jewel Box," the packaging used currently for Compact Discs, CD ROMs and Digital Video Discs ("DVD"). The Pull Pack (Trademark) utilizes a drawer-like mechanism, avoiding the problems often associated with currently available Disc packaging involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus or statements incorporated by referenced into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended. All statements, other than statements of historical facts, included in, or incorporated by reference into this prospectus as forward looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES, MOREOVER, THERE IS NO ASSURANCE OF FUTURE PROFITABILITY

     We recorded net losses of $3,833,990 and $1,969,368 for the years ended December 29, 2000 and December 26, 1999 respectively. There can be no assurance that we will not continue to experience losses.


BANK CEDIT AGREEMENT--LIQUIDITY

In the years 2000 and 1999, the Company did not generate sufficient cash from its operations to meet its cash requirements. In April 2001 the Company, through its subsidiary Electronic Hardware Corp. ("EHC") entered into a Credit Agreement with a Bank to provide a $1.5 million revolving credit line for the Company's cash needs. The Company and its subsidiaries have pledged substantially all assets, including accounts receivable, to secure amounts owing under the Credit Agreement.

The Credit Agreement requires the Company and its subsidiaries to comply with certain covenants, including a covenant to maintain tangible net worth of at least $1,750,000. The Credit Agreement also prohibits certain actions, including incurring other debt. If the Company or any of the subsidiaries fail to meet the covenants or violates any prohibition in the Credit Agreement, we will not be able to borrow additional funds. We may therefore not have sufficient cash to meet the obligations of the Company. In such event, we will be required to take extraordinary actions such as the sale of assets, which may not be available on terms satisfactory to the Company. Any such failure to generate sufficient cash to operate the Company's business would have a material adverse effect on us.

WE HAVE RISKS RELATING TO MANUFACTURING IN CHINA

     Dependence on Single Consultant. We rely on the consultant, Bao-Wen Chen (the "Consultant"), who is also a director of the Company, to serve as our agent in connection with our dealings with manufacturers in China. There can be no assurance that the Consultant will continue working with us in the Consultant's present or any capacity. We have a non-exclusive agreement with the Consultant's company, B.C. China Business Consulting, Inc., whereby the Consultant is to provide such consulting services until March 1, 2008. The Consultant is entitled to receive an hourly rate as mutually determined and agreed upon by us and the Consultant from time to time plus 1.5% of the net cost of products manufactured in China up to $5,000,000 per year and 1% of net costs exceeding $5,000,000. Such fee arrangement is subject to review by our Board of Directors. The Consultant shall also be entitled to shares of Common Stock and options to purchase Common Stock pursuant to our Stock Option and Grant Plan. Various factors may sever the non-exclusive consultancy agreement between the Consultant and us, including termination by either party for cause or otherwise, the death or incapacity of the Consultant or the overseas manufacturers' unwillingness to work with the Consultant on current terms, if at all. In addition, there can be no assurance that the remuneration of the Consultant and related costs will not become prohibitive in the future. In the event of the termination of our consulting agreement with the Consultant, there can be no assurance that the Company will be able to find a comparable consultant, if any, or be able to establish direct manufacturing relationships in China. Such loss or inability to find a new consultant would have a material adverse effect on the financial prospects and our international operations.

     Internal Political and Other Risks. We currently manufacture and intend to continue to arrange for the manufacture of a significant number of products in China, including the Pull Pack (Trademark), and other products which have yet to be determined. As a result, our operations and a portion of our assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports and exports and sources of supply, currency devaluations or the expropriation of private enterprise could materially adversely affect us. Under thier current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investments. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure and the potential unavailability of adequate power and water supplies, transportation, satisfactory roads, communications, raw materials and parts. If for any reason we are unable to continue or expand our manufacturing relationships in China, our profitability could be impaired substantially, our competitiveness and market position could be jeopardized materially and there can be no assurance that we could continue our operations.

     Uncertain Legal System and Application of Laws. The legal system of China relating to foreign outsourcing is both new and continually evolving, and currently there can be no certainty as to the application of our laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate laws exist in China, it may not be possible to obtain swift and equitable enforcement of such laws.

     Lack of United States Jurisdiction. There is no international treaty governing nor is there an acknowledgment of recognition regarding enforcement of judgments or jurisdiction between the United States and China. Due to such lack of United States' jurisdiction in China, the Company might not be able to bring legal actions or enforce judgments against manufacturers or other business entities situated in China. In the event of a dispute with a manufacturer or other business entity in China, the Company could be precluded from relief, including damages and equitable remedies, which could have a material adverse effect on our business and operations.

     Inflation and China's Rapid Economic Growth. China's economy has been growing rapidly, creating problems such as inflation. The Chinese government has imposed measures attempting to check inflation but to date, these methods have not been effective. There could be an adverse impact on our business if widespread social or political unrest results from the economic climate.

     Dependence on China Factories. Many of our newly acquired or developed products will be manufactured at factories located in China. Firefighting and disaster relief or assistance in some parts of China are primitive by Western standards. We do not maintain insurance for our products manufactured in Chinese factory buildings. Any material damage to, or the loss of, any of our manufacturers in China due to fire, severe weather, flood, or other act of God or cause, could have a material adverse effect on our financial condition, business and prospects. The Company does not maintain any business interruption insurance.

     Possible Changes and Uncertainties in Economic Policies. As part of our economic reform, China has designated certain areas, including areas where the Company intends to maintain certain of our manufacturing relationships, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on the Company.

     Recent Turbulent Relations with the United States; Entry into the World Trade Organization. The United States has in the past considered revocation of China's most favored nation ("MFN") trade status, which provides China with the trading privileges available generally to trading partners of the United States. To date the United States has extended China's MFN status. However, there can be no assurance that future controversies will not arise that again threaten the status quo involving trade between the United States and China, or that the United States will not revoke or refuse to extend China's MFN status. In either of such eventualities, the businesses of the Company could be adversely affected. In addition, while the United States has announced a change in policy that may make it easier for China to join the World Trade Organization (the "WTO"), the successor to the General Agreement on Tariffs and Trade, if China does not join the WTO, the Company and our manufacturers located in China may not benefit from the lower tariffs and other privileges enjoyed by competitors located in countries which are members of the world trade system and, as a result, our business could be adversely affected.

     International Business Risks. We intend to increase revenue through an international manufacturing strategy. Our operations will be subject to the wide range of general business risks associated with international operations, including unexpected changes in legal and regulatory requirements; changes in tariffs, exchange rates and other barriers; political and economic instability; inability to repatriate net income from foreign markets; difficulty in protecting our intellectual property; and potentially adverse tax consequences. Additionally, we have had relatively few pilot overseas manufacturing projects. Such inexperience combined with various other international manufacturing risks could cause our attempted international growth strategy to fail, causing a material adverse affect to our operations.

FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATION

     We currently arrange for the manufacture of a significant number of products in China, including the Pull Pack (Trademark), and intend to pursue the manufacture of other products in China. We may be required to accomplish such transactions through the use of foreign currencies, directly or indirectly. We do not currently engage in currency exchange rate hedging transactions. To the extent, however, that we may engage in any such hedging transactions in the future, there can be no assurance that any currency hedging policies implemented by us in the future will be successful. As a result, fluctuations in exchange rates of the U.S. dollar against foreign currencies could adversely affect our results of operations.

WE USE FOREIGN SUPPLIERS AND THERE IS NO ASSURANCE OF FOREIGN MANUFACTURERS

     We intend, although there can be no assurance, to arrange for the manufacture of certain products overseas. Such overseas manufacturers will be dependent upon foreign suppliers. Although we currently have purchase orders with 28 different suppliers in China, we do not have contractual agreements with any suppliers. No one vendor accounts for more than 10% of our purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of our business relationship with either principal supplier could have a material adverse effect on us. We will not have contractual agreements with suppliers, and the overseas manufacturers may not have contractual agreements with such suppliers. Prices for and supply of those products may be adversely affected by changing international economic conditions. We may also be subject to other risks associated with our international relationships, including tariff regulations and requirements for export licenses, unexpected changes in regulatory requirements, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries may not protect our products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on our future sales or licenses and, consequently, on our business, prospects, results of operations or financial condition as a whole.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our success will be largely dependent on the personal efforts of Andrew Franzone, age 63, Chief Executive Officer and President, David L. Kassel, age 65, Chairman, Harry Goodman, age 75, Vice President, and other key personnel. Although we entered into 10-year employment agreements with Messrs. Franzone, Kassel and Goodman, each dated as of March 15, 1998, such employment agreements are terminable by the employee at any time, subject only to noncompetition provisions. All other key personnel are "at-will" employees. The employment of each such key employee may be terminated by the individual officer or us at any time, for any reason, if at all. While we maintain "key man" life insurance in the amount of $500,000 on the life of Andrew Franzone, the loss of the services of Messrs. Franzone, Kassel, Goodman or certain other key employees could have a material adverse effect on our business and prospects. Furthermore, pursuant to the Stockholders' Agreement (the "Stockholders' Agreement") between us and Messrs. Franzone, Kassel and Goodman (collectively, the "Stockholders"), upon the death of any Stockholder, his estate may cause us to redeem 250,000 shares of Common Stock for an aggregate purchase price of $500,000; provided, however, only to the extent that we receive proceeds from life insurance policies on the life of such Stockholder. As of the date of this Prospectus, only Mr. Franzone has "key man" life insurance. If Mr. Franzone's estate exercises such redemption rights, we will have to use the proceeds from Mr. Franzone's "key man" life insurance to satisfy such obligation, and, therefore, such proceeds otherwise allocated to us will be expended. Such expenditure may be at a time when we are in need of the insurance proceeds. Our success is also dependent upon our ability to hire and retain qualified operational, financial, technical, marketing, sales and other personnel. There can be no assurance that we will be able to hire or retain such necessary personnel.

WE ARE DEPENDENT ON UNION EMPLOYEES

     Of our 57 employees, 25 employees are factory workers and factory supervisors represented in a collective bargaining agreement by Local 531, International Brotherhood of Teamsters, AFL-CIO. The current collective bargaining agreement was amended by means of a Memorandum of Agreement dated as of May 10, 1998 and was extended until May 9, 2001. A memorandum, dated May 1, 2001, extended the agreement until July 9, 2001. While we have never experienced a work stoppage, there can be no assurance that a work stoppage will not result in the future. The collective bargaining agreement regulates various employment issues between us and the union employees, including pay, overtime, working conditions, vacations and benefit. No assurance can be given that we will enter into future collective bargaining agreements on favorable terms to us, if at all, or that it will negotiate successfully any future extension to the collective bargaining agreement. In the event conflicts with the union arise, including strikes or work stoppages, or we fail to negotiate a future extension to the current collective bargaining agreement or future extensions, we could incur higher ongoing labor costs and could experience a significant disruption of our operations, which could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE BROAD UNSPECIFIED DISCRETION OF MANAGEMENT IN APPLICATION OF PROCEEDS OF THE OFFERING

     The net proceeds of the Offering will not be allocated for a specific use, but rather for general corporate purposes and working capital. Accordingly, our management will have broad discretion in allocating the Offering proceeds.

OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT CONTROL

     At April 26, 2001, our officers, directors and existing stockholders beneficially own approximately 48.3% of our outstanding Common Stock. While no individual will be a beneficial owner of a majority of the outstanding shares of our Common Stock, such persons collectively may be able to effectively control the decisions on matters including election of our directors, increasing the authorized capital stock, dissolution, merger or sale of our assets and generally may be able to direct our affairs. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving us, tender offers, open-market purchase programs or other purchases of Common Stock that could give public, minority stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for shares of Common Stock.

OUR  OFFERING   PROCEEDS   WILL  BENEFIT   OFFICERS,   DIRECTORS  AND  PRINCIPAL
STOCKHOLDERS

     Pursuant to the Stockholders' Agreement, the estates of Messrs. Franzone, Kassel and Goodman are each entitled, to the extent that we receive proceeds from insurance on the lives of the deceased, to redeem up to 250,000 shares of the Company for $500,000 and may sell the remaining shares pursuant to Rule 144 under the Securities Act, even though at such time our Common Stock may have a fair market value at less than $2.00 per share, resulting in dilution to stockholders and an expenditure of our capital even if such expenditures would adversely affect our liquidity and financial resources. At the date of this Prospectus, only Mr. Franzone has "key man" life insurance in the amount of $500,000. Such amount, if Mr. Franzone's estate exercises our redemption rights, would be used to redeem Mr. Franzone's shares of Common Stock at a time when we might otherwise need the proceeds. See "--Dependence on Key Personnel."


     Furthermore, pursuant to our respective employment agreements with each of Messrs. Franzone, Kassel and Goodman, if any one of such executives dies during the term or is unable to competently and continuously perform the duties assigned to him because of ill health or other disability (as defined in the employment agreements), the executive or the executive's estate or beneficiaries shall be entitled to full compensation for three years following the date thereof. If the executive is terminated without cause, the executive shall be entitled to full compensation for the remainder of the term. Such expenditure of our capital at such time could adversely affect our liquidity and financial resources.

WE HAVE ENTERED INTO RELATED PARTY TRANSACTIONS WITH CERTAIN OF OUR OFFICERS, DIRECTORS AND AFFILIATES

     Certain of our officers, directors and affiliates have engaged in business transactions with us. Notwithstanding, we believe that the terms of these transactions were as favorable to us as those that could have been obtained from unaffiliated parties under similar circumstances at the time. However, since 1999 all such transactions between the Company and our officers, directors and affiliates must be approved by a majority of disinterested, independent members of our board of directors and will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event such transactions are not approved by such disinterested directors, thereby precluding us from entering into such transactions, and we are unable to enter into any transactions with unaffiliated third parties on equal or more favorable terms, our operations may be adversely affected.

WE HAVE LIMITED PATENT PROTECTION AND PROPRIETARY INFORMATION

     Our ability to effectively compete may in part depend on our success in protecting our proprietary technology in the United States and abroad. We own or license the technology to three patents. There can be no assurance that the any foreign jurisdiction will grant our patent applications or that we will obtain any patents or other protection for which application for patent protection has been made. No assurance can be given that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage or that we will have the resources to pursue any litigation against any party we believe to be an infringer. We will also rely on trade secrets, know-how and continuing technological advancement in seeking to achieve a competitive position. No assurance can be given that we will be able to protect our rights to our unpatented trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets

     In addition to protecting our proprietary technology and trade secrets, we may be required to obtain additional licenses to patents or other proprietary rights from third parties. No assurance can be given that any additional licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product development while we attempt to design around blocking patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

     We could also incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. The PTO could institute interference proceedings against us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or others could also institute reexamination proceedings with the PTO against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of any patents that we may obtain or have the right to use.

WE ARE DEPENDENT UPON SUPPLIERS AND RAW MATERIALS

     Although we currently have purchase orders with 28 different suppliers in China, we do not have any oral or written contracts or agreements with suppliers of our raw materials. No one vendor accounts for more than 10% of our purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of our business relationship with either principal supplier could have a material adverse effect on us. In the event that a relationship with a supplier upon which we depend is terminated, there can be no guarantee that we would be able to locate other satisfactory suppliers, or even if other suppliers could be located, that we would be able to establish commercial relationships with any such suppliers on favorable terms, if at all. If we are unable to establish commercial relationships with other suppliers, we may be required to suspend or curtail some of our current services and product lines. In addition, our principal raw materials are currently readily available, but there can be no guarantee that a general shortage of such raw materials will not occur. Such a shortage could also suspend or curtail some of our services. In the event we cannot secure such raw materials or any other raw materials on reasonable commercial terms, we may have to go to other sources and may not be able to secure similar quality or prices. Any suspension or curtailment of raw materials could have a material adverse effect on us. See "Business."

WE ARE DEPENDENT UPON DISTRIBUTORS

     Approximately 10% of the products manufactured by EHC, one of our wholly owned subsidiaries, are sold through distributors. We do not have any oral or written contracts or agreements with any of our distributors. In the event that a relationship with a distributor upon which we depend is terminated, there can be no guarantee that we would be able to locate other satisfactory distributors, or even if other distributors could be located, that we would be able to establish commercial relationships with any such distributors on favorable terms, if at all. In such case, we would be forced to distribute 100% of our manufactured products on our own, which may force us to suspend or curtail some of our product lines or hire additional workforce to handle such additional distribution, which in either event could have a material adverse effect on our results of operations.

WE ARE SUBJECT TO GOVERNMENT REGULATION OF TECHNOLOGY

     Expansion into foreign markets may require us to comply with certain regulatory requirements of the U.S. or foreign governments. The technology contained in our products may be subject to U.S. export controls. There can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not delay introduction of new products or limit our ability to distribute products outside of the U.S. Further, various countries may regulate the import of certain technologies contained in our products. Any such export or import restrictions, future legislation or regulation or government enforcement could have a material adverse effect on our business, operating results and financial condition. Any such export or import restrictions, new legislation or regulation or government enforcement of existing regulations could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, if at all, and failure to comply could have a material adverse effect on us.

THERE ARE LEGAL RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS

     The Warrants are not exercisable unless, at the time of the exercise, we have an effective Registration Statement covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although we have agreed to maintain the effectiveness of the Registration Statement of which this Prospectus is a part, covering the shares of Common Stock issuable upon the exercise of the Warrants effective for the term of the Warrants, our failure to do so would deprive the Warrants of any value.

     The Common Stock and Warrants may be purchased separately. Purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, we would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Warrants."

WE WERE DELISTED FROM THE BOSTON STOCK EXCHANGE AND MAY FACE POSSIBLE DELISTING OF SECURITIES FROM NASDAQ

     Effective  December  30, 1999,  our Common Stock and Common Stock  Purchase
Warrants were delisted from the Boston Stock Exchange due to our failure to obtain a minimum of 600 beneficial stockholders within six months of listing. Our Securities are listed on Nasdaq SmallCap. There can be no assurance, however, that we will satisfy the maintenance criteria for continued listing on Nasdaq SmallCap. In order to remain quoted on Nasdaq SmallCap, under recently amended maintenance criteria, a company must have net tangible assets (total assets, excluding goodwill, minus total liabilities) of $2 million (or alternatively, net income of $500,000 in two of the three most recent fiscal years, or a market capitalization of $35 million). In addition, continued inclusion requires that the listed security have a minimum bid price of $1.00 per share, public float (shares not held directly or indirectly by any officer or director or any person who is the beneficial owner of more than 10% of the total outstanding shares) of at least 500,000 shares and the market value of such shares be at least $4,000,000. There must also be 300 registered holders of the Common Stock.

     We have periodically received and responded to inquiries from Nasdaq regarding our continuing to meet the listing requirements. If we are unable to satisfy Nasdaq SmallCap's listing standards, our securities may be delisted from Nasdaq SmallCap. In such event, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Securities. Consequently, the liquidity of the Securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analyst and news media coverage of the Company and lower prices for the Securities than might otherwise be attained.

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK

     Presently, there is a limited trading market for our Common Stock. We are not able to provide you with any assurance that such trading market will be sustained, or that you will be able to sell your Common Stock at acceptable prices.

WE MAY BE SUBJECT TO "PENNY STOCK" RESTRICTIONS

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock." Regulations of the Securities and Exchange Commission (the "Commission") define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered underwriter and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Securities if such Securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. However, there can be no assurance that the Securities will qualify for exemption from these restrictions. In any event, even if the Securities are exempt from such restrictions, we would remain subject to Section 15(b)(6) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Securities were subject to the rules on penny stocks, the market liquidity for the Securities could be severely adversely affected. See "Risk Factors--Possible Delisting of Securities from Nasdaq SmallCap or BSE."

OUR STOCK MAY BE SUBJECT TO THE SEC'S PENNY STOCK RULES, WHICH MAY MAKE IT DIFFICULT TO SELL YOUR SHARES

     If the Securities are delisted from Nasdaq SmallCap, they will become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers selling such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, for the last two years). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Securities and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the Securities acquired hereby. See "Risk Factors--Possible Delisting of Securities from Nasdaq SmallCap or BSE."


THE EXERCISE PRICE OF THE WARRANTS WAS DETERMINED ARBITRARILY

     The exercise price and terms of the Warrants have been determined arbitrarily by negotiations between us and the underwriter for the initial offering of the warrants. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors deemed relevant. Therefore, the Offering price of the Common Stock and the exercise price and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock.

WE MAY REDEEM THE WARRANTS AT ANY TIME FOR A NOMINAL AMOUNT

     The Warrants are redeemable by us at any time commencing on April 23, 2000, for $.10 per Warrant upon 30 days prior written notice, provided that the average closing price or bid price of the Common Stock as reported on Nasdaq SmallCap, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange has been in excess of 150% of the then current Warrant exercise price for any 20 trading days within the 30 consecutive trading days ending on the 15th day prior to notice of redemption. Redemption of the Warrants by us could force the holders to (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or
(iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. In the event of the exercise of a substantial number of Warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our Common Stock in the trading market could substantially affect the market price of the Common Stock.


THERE MAY BE VOLATILITY OF STOCK PRICE

     The stock market generally has experienced and is likely in the future to experience significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the significant fluctuations in response to variations in quarterly operating results, shortfalls in sales or earnings below analyst estimates, stock market conditions and other factors. There can be no assurance that the market price of the Securities will not experience significant fluctuations or decline below the Offering price.

WE HAVE NEVER PAID ANY DIVIDENDS AND MAY NOT PAY DIVIDENDS IN THE FUTURE

     We have not paid any dividends, except distributions by EHC as a Subchapter S corporation, and does not contemplate paying dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be retained by us to finance the development and expansion of our business. See "Dividend Policy."

THE DELAWARE GENERAL CORPORATION LAW CONTAINS ANTI-TAKEOVER PROVISIONS

     Our Certificate of Incorporation authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, $.001 par value per share (the "Preferred Stock"), and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by our stockholders. Thus, the Board of Directors can authorize and issue up to 1,000,000 shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of us, since the terms of the Preferred Stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Common Stock. We, however, have no intention of adopting a stockholder rights plan ("poison pill") in the foreseeable future. See "Description of Securities--Preferred Stock."


YOU WILL EXPERIENCE IMMEDIATE DILUTION UPON EXERCISE OF YOUR WARRANTS

     The Offering will result in an immediate and substantial dilution of $3.03 (60.6%) per share between the Offering price and the pro forma net tangible book value per share of Common Stock. See "Dilution."

     WE HAVE CONTRACTUAL OBLIGATIONS TO THE UNDERWRITER OF OUR INITIAL PUBLIC OFFERING

     Upon consummation of the original offering of the Warrants, the Underwriter was granted, for a period of five years, the right to designate one individual to serve on our Board of Directors. If the Underwriter were to exercise such right, it could be deemed under certain circumstances to be in a position to assert influence over us.

POSSIBLE RESALES OF RESTRICTED SECURITIES UNDER RULE 144 MAY OCCUR

     As of the date of this prospectus, we have 5,403,434 shares of Common Stock outstanding. Of these shares, 3,503,434 will be freely tradable. The remaining 1,900,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), in that such shares were issued and sold by us in private transactions not involving a public offering and are not covered currently by an effective registration. In addition, we have granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants.

     Under Rule 144, a stockholder who has beneficially owned restricted shares for at least one year (including persons who may be deemed to be "affiliates" of the Company under Rule 144) may sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of a particular class of our Common Stock as reported on our 10-Q filing, or (ii) the average weekly volume on Nasdaq during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder who is not deemed to have been an "affiliate" of us for at least 90 days and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     Pursuant to the Stockholders' Agreement, each of Messrs. Kassel, Goodman and Franzone (the "Selling Stockholders"), holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares") at the date of the April 23, 1999 Prospectus, are entitled to certain demand and "piggyback" registration rights with respect to such Registrable Shares. Pursuant to the Stockholders' Agreement, any Selling Stockholder holding an aggregate of 7% of the outstanding shares of Common Stock may request that we file a registration statement under the Securities Act, and subject to certain conditions, we generally will be required to use our best efforts to affect any such registration. In addition, if we propose to register any of our securities, either for our own account or for the account of other stockholders, we are required, with certain exceptions, to notify the Selling Stockholders and, subject to certain limitations, to include in such registration statement all the Registrable Shares requested to be included by such Selling Stockholders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations The exercise of one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which we may obtain additional financing.

DELAWARE LAW LIMITS THE LIABILITY OF OFFICERS AND DIRECTORS

     Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith. Our Certificate of Incorporation contains provisions indemnifying our officers and directors to the fullest extent permitted by Delaware law. These provisions provide, among other things, that a director of the Company shall not be liable either to us or our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may limit the ability of our stockholders to collect any monetary liability damages owed to them by an officer or director of the Company.

                                 USE OF PROCEEDS

The net proceeds of the offering will be used for general corporate purposes and working capital.
                                    DILUTION

     At December 29, 2000, our net tangible book value was $2,054,437, or $0.55 per share of Common Stock, based on 3,725,934 shares of Common Stock outstanding. The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the net proceeds (estimated to be approximately $8,565,650 after estimated expenses of $391,350 from the sale of 1,427,400 shares of Common Stock offered hereby at an assumed Offering price of $5.00 per share, 125,000 shares of Common Stock underlying the Underwriter's Warrant plus 125,000 shares of Common Stock issuable upon exercise of the Warrant underlying the Underwriter's Warrant at an exercise price of $7.20, and 125,000 Warrants underlying the Underwriter's Warrant at a price of $0.16 per Warrant, the net tangible book value of the Company at December 29, 2000 would be $10,620,087 or $1.97 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the estimated Offering price per share of Common Stock and the net tangible book value thereof after giving effect to the Offering) of approximately $3.03 per share, or 60.6% of the Offering price per share. The following table illustrates the per share dilution:

                                                                    PER SHARE OF
                                                                    COMMON STOCK

                                                                    ------------

Assumed Offering price....................................................$ 5.00

 Net tangible book value at December 26, 2000.......................$  .55

 Increase in net tangible book value attributable to new investors..$ 1.42
                                                                  --------

Net tangible book value after the Offering................................$ 1.97
                                                                          ------

Dilution of net tangible book value to the new investors..................$ 3.03
                                                                          ======


         The following table summarizes as of December 29, 2000, the number and percentage of shares of Common Stock purchased from us, the percentage and amount of total consideration paid and the average price per share paid by existing stockholders and by new investors pursuant to the Offering.



                            SHARES PURCHASED   TOTAL CONSIDERATION
                            ----------------   ------------------- AVERAGE PRICE
                            NUMBER   PERCENT   AMOUNT      PERCENT     PER SHARE
                            -------  -------   ----------  ------- -------------

Existing stockholders.....  3,725,934   69     $8,370,793     48.3         $2.25
New investors.............  1,677,500   31      8,957,000     51.7         $5.34
                            ---------  -----   ----------    -----
    Total.................  5,403,434   100%  $17,327,793    100%
                            =========  =====   ==========    =====


                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company as of the date of this prospectus consists of 10,000,000 shares of Common Stock, of which 3,725,934 shares are issued and outstanding, and 1,000,000 shares of undesignated Preferred Stock issuable in series by the Board of Directors, of which no shares are issued and outstanding. The following summary description of the capital stock of we are qualified in its entirety by reference to our Certificate of Incorporation (the "Certificate") and By-laws (the "By-laws"), copies of which are filed as exhibit to the Registration Statement of which this Prospectus is a part. The Certificate and By-laws have been duly adopted by the stockholders and our Board of Directors.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights.

     The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, with each share of Common Stock sharing equally in such dividends. The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock.

     There are no redemption provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the Offering, fully paid and non-assessable.

     The By-laws provide that the number of directors shall be fixed by the Board of Directors. Any director of the Company may be removed from office with or without cause by the holders of a majority of the outstanding shares of the Company entitled to vote at an election of directors.

UNDESIGNATED PREFERRED STOCK

     Our Board of Directors are authorized, without further action of our stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. Any such Preferred Stock issued by us may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

     The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant agreement (the "Warrant Agreement") among the Company, the Underwriter, and Continental Stock Transfer and Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As of the date hereof, there are 1,552,400 Warrants outstanding. See "Additional Information."

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a five year period, commencing one year after the Effective Date, one share of Common Stock at $5.00 per share, subject to adjustment in accordance with the anti-dilution provisions and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The holders of the Warrants are protected against dilution of their interests by adjustments, as set forth in the Warrant Agreement, of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants upon the occurrence of certain events, including stock dividends, stock split, combinations or reclassification of the Common Stock, or sale by us of shares of our Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of us with or into another corporation (other than a consolidation or merger in which we are the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

     Redemption Provisions. As of the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on not less than 30 days' prior written notice to the holders of the Warrants provided the per share closing price or bid quotation of the Common Stock as reported on Nasdaq SmallCap, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange equals or exceeds 150% of the then current exercise price (subject to adjustment) for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time commencing one year after the Effective Date and prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants are not exercisable unless, at the time of the exercise, we have an effective Registration Statement including the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use our best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, we would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or any exemption from registration or qualification exists in such jurisdiction.

     Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     Modification of Warrants. We and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. No modifications may be made to the Warrants without the consent of two-thirds of the warrantholders.

UNDERWRITER'S WARRANTS

     We have issued to the Underwriter the Underwriter's Warrants, which consist of up to 125,000 shares of Common Stock and 125,000 Warrants, initially exercisable at 160% of the Offering price as of the Effective Date. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after April 23, 1999. The Underwriter is entitled to certain registration rights under the Securities Act relating to the shares of Common Stock received upon the exercise of the Underwriter's Warrants. The Underwriter's Warrants may not be sold, transferred, assigned, pledged or hypothecated during the first year after issuance, except to the Underwriter and persons who are officers and partners thereof. The exercise price and the number of shares of Common Stock that may be purchased are subject to adjustment pursuant to anti-dilution provisions of the Underwriter's Warrants.


REGISTRATION RIGHTS

     Pursuant to the Stockholders' Agreement between us and Messrs. Kassel, Goodman and Franzone (the "Selling Stockholders"), holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares"), the Selling Stockholders have certain "piggyback" and demand registration rights. If we at any time proposes to register any shares of Common Stock under the Securities Act by registration on Form S-1, SB-2 or any successor or similar form(s), whether or not for sale for our own account (other than registration of securities in connection with an employee benefit plan, our stock option or dividend reinvestment plan or in connection with the acquisition of assets or shares of or merger or consolidation with another corporation), and the registration form to be used may also be used for the registration of the Registrable Shares, we shall notify the Selling Stockholders and permit such stockholders to include their Registrable Shares in such registration statement. If the registration statement is an underwritten offering, only the Registrable Shares which are to be distributed by the underwriters may be included in the registration statement, subject to the managing underwriter's consent. If the underwriter advises us that such inclusion would be disadvantageous to our underwriting effort, we will include in such registration statement (i) first, the shares of Common Stock of any other holders of shares of Common Stock or options, warrants or other securities convertible into Common Stock who are entitled to "piggyback" registration rights prior to those which the Selling Stockholders propose to register, allocated among us and such stockholders in accordance with any agreement among us and such stockholders; and (ii) second, the Registrable Shares which the Selling Stockholders propose to register and shares of Common Stock or options, warrants or other securities convertible into Common Stock of any other holders who are entitled to "piggyback" registration rights in proportion to the number of shares of Common Stock which the Selling Stockholders propose to register.

     The Selling Stockholders also have demand registration rights pursuant to the Stockholders' Agreement. Pursuant to such agreement, at any time subsequent to this Offering and any time which We are not restricted from effecting a second registration pursuant to any applicable law, any one of the Selling Stockholders holding an aggregate of 7% of the outstanding shares of Common Stock may request that we effect a registration statement including such stockholder's Registrable Shares. Upon request, we must notify the other Selling Stockholders of the exercising stockholder's request, and use our best efforts to effect the registration of: (i) the Registrable Shares which we have been so requested to register by the Selling Stockholder and (ii) all other Registrable Shares owned by Selling Stockholders, the others of which shall have made a written request to the Company for registration thereof. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his Registrable Shares for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing

DELAWARE LAW WITH RESPECT TO BUSINESS COMBINATIONS

     As of the date of this Prospectus, we will be subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibit a publicly-held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, we have included in our Certificate a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability for breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which a director derives an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, our By-laws provide that we are required to indemnify our officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The By-laws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers, or employees (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company on the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock and the Warrants is Continental Stock Transfer and Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of the Offering, the Company will have 5,403,434 shares of Common Stock outstanding. Of these shares, 3,503,434 shares will be freely tradable. The remaining 1,900,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by us in private transactions not involving a public offering and are not currently part of an effective registration. Such shares are eligible for sale under Rule 144, or will become so eligible at various times. In addition, we have granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. If the holders of the shares, eligible for registration so choose, they could require us to register all of said shares at anytime.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     Pursuant to the Stockholders' Agreement, each of the Selling Stockholders, holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares") at the date of this Prospectus, is entitled to certain demand and "piggyback" registration rights with respect to such Registrable Shares pursuant to the Stockholders' Agreement. Any Selling Stockholder holding an aggregate of 7% of the outstanding shares of Common Stock may request that the Company file a registration statement under the Securities Act, and subject to certain conditions, the Company generally will be required to use our best efforts to affect any such registration. In addition, if we propose to register any of our securities, either for our own account or for the account of other stockholders, we are required, with certain exceptions, to notify the Selling Stockholders and, subject to certain limitations, to include in such registration statement all the Registrable Shares requested to be included by such Selling
Stockholders. We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions of these registrations. Each of the Selling Stockholders has waived his "piggyback" and demand The exercise of one or more of these registration rights may involve a substantial expense to us and may adversely affect the terms upon which we may obtain additional financing.

     The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair our ability to raise capital through the sale of our equity securities.

                              PLAN OF DISTRIBUTION

     The price of the common stock offered hereby is based on the exercise price of the Warrants as provided in the Warrant agreement between us and Network 1 Financial Securities, Inc., in connection with our initial public offering (the "Warrant Agreement").

     Continental Stock Transfer & Trust Company, our transfer agent, has been designated as Warrant agent (the "Warrant Agent") for the Warrants. Pursuant to the Warrant Agreement, if at the time of the exercise of any Warrant in respect of that warrant (1) the market price of our common stock is greater than the purchase price of the warrant, (2) the exercise of the warrant was solicited by a member of the National Association of Securities Dealers, Inc. ("NASD"), (3) the warrant was not held in a discretionary account, (4) disclosure of compensation arrangements was made both at the time of the original offering and at the time of exercise; and (5) the solicitation of the exercise of the warrant was not in violation of Regulation M promulgated under the Exchange Act, the Warrant Agent, simultaneously with the distribution of the proceeds from the exercise of the Warrant to us shall, on behalf of us, pay from the proceeds, a fee of 5% of the purchase price to Network 1 Financial Securities, Inc. A portion of this fee may be reallowed by Network 1 Financial Securities, Inc. to the dealer who solicited the exercise. In the event that the above conditions are not met, we will not pay any finder's fee or commission in connection with the offering hereby of the shares in connection with the exercise of the Warrants. We will pay all of the expenses incident to this offering which are estimated to be less than $425,000.

     The Warrants may be exercised any time before April 23, 2005. Delivery of shares of common stock upon exercise of a warrant will be made to the holder immediately following receipt by the Warrant Agent of the original Warrant Certificate, with the subscription form on the reverse thereof duly executed, along with payment of the purchase price in cash or by official bank or certified check payable to the Company. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of exercise and the person entitled to receive the shares deliverable upon such exercise shall be treated for all purposes as the holder of those shares as of the close of business on the date of exercise. Any shares issued in connection with a timely exercise will be shares of our common stock which have been registered for resale under the Securities Act.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibit to the Registration Statement. See "Additional Information."

                                  LEGAL MATTERS

     The legality of the Securities offered hereby has been passed upon for the Company by Koerner Silberberg & Weiner, LLP, New York, New York. Carl Seldin
Koerner, Esq., a managing partner of the law firm of Koerner Silberberg & Weiner, LLP, is one of the directors of the Company.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated by reference into this Prospectus, have been audited by Feldman Sherb & Co., P.C. independent auditors, as set forth in their report and incorporated by reference herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CHINAB2BSOURCING.COM, INC.
                                1,427,400 SHARES
                                 OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                  June 14, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Set forth below is an estimate of the fees and expenses payable by us in connection with the issuance and distribution of the Common Stock.

SEC Registration....................................................   $   -0- +
Blue Sky Fees and Expenses..........................................     8,000.*
Legal Fees and Expenses.............................................    20,000.*
Accounting Fees and Expenses........................................     5,000.*
Solicitation Fee(1)                                                    356,850.*
Miscellaneous.......................................................     1,500.*

                                                                     -----------
 Total.............................................................   $391,350.*
                                                                     ===========

------------------
+ Previously Paid
* Estimated

(1) This fee is payable to the underwriter of our initial public offering if the exercise of the Warrants is solicited and certain other certain conditions are met. See "Plan of Distribution."


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

     Our Certificate provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by Section 145 of the General Corporation Law of the State of Delaware against all expense, liability and loss (including without limitation attorneys' fees) incurred by such person in connection therewith.

     Nothing contained in our Certificate shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under
Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

     We maintain directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

ITEM 16. LIST OF EXHIBITS

 EXHIBIT

 NUMBER   DESCRIPTION

--------  -----------

  *1      Form of Underwriting Agreement

  *2.1 Agreement and Plan of Reorganization between International Plastic Technologies, Inc. and CDP and Amendment No. 1 effective as of December 24, 1998

  *2.2 Agreement and Plan of Reorganization between International Plastic Technologies, Inc. and EHC and Amendment No. 1 effective as of December 24, 1998

  *4.1    Form of Common Stock Certificate
  *4.2    Form of Warrant Certificate

  *4.3 Form of Warrant Agreement between the Company and Continental Stock Transfer and Trust Company
  *4.4    Form  of  Underwriter's   Warrant  Agreement
  *5      Opinion of Koerner Silberberg & Weiner, LLP

 *23.1 Consent of Koerner Silberberg & Weiner, LLP (contained in our opinion filed as Exhibit 5 hereto).

  23.2  Consent of  Feldman Sherb & Co.,  P.C.

 *24 Power of  Attorney (included  on  the  signature   page)



--------------------
* Incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-48701) declared effective on April 23, 1999.

ITEM 28. UNDERTAKINGS

A.       Certificates

     The undersigned registrant (the "Registrant") hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

B.       Rule 415 Offering

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement and; (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

C.       Request for Acceleration of Effective Date

     The Company may elect to request acceleration of the Effective Date of the Registration Statement under Rule 461 of the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

D.       Rule 430A Offering

         If the Company relies on Rule 430A under the Securities Act, the Company hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A of the Securities Act and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements of filing on Form S-3 and authorizes this Amendment to the Registration Statement to be signed on our behalf by the undersigned, in the City of New York, State of New York on June 14, 2001.

                       CHINAB2BSOURCING.COM , INC.

                                              By:     /s/ ANDREW FRANZONE
                                             -----------------------------------
                                                          Andrew Franzone

                      Chief Executive Officer and President

         In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                           TITLE                                  DATE
---------                           -----                                  ----

         *                     Chief Executive Officer             June 14, 2001
----------------------         and President, Director
Andrew Franzone

         *                    Chairman of the Board                June 14, 2001
----------------------
David L. Kassel

         *                    Vice President and Director          June 14, 2001
----------------------
Harry Goodman

         *                    Chief Financial Officer              June 14, 2001
----------------------
Arthur Myers

         *                    Director                             June 14, 2001
----------------------
Carl Seldin Koerner

         *                    Director                             June 14, 2001

----------------------
Bao-Wen Chen

                              Director                             June 14, 2001
/s/ MITCHELL SOLOMON
----------------------------------
Mitchell Solomon

*By:    /s/ ANDREW FRANZONE
----------------------------------
Andrew Franzone, Attorney-in-fact